Exhibit 23(a)


                              Accountants' Consent


The Board of Directors
The Netplex Group, Inc.:

We consent to the use of our report incorporated by reference in the registration statement on Form S-3 of The Netplex Group, Inc. and subsidiaries as listed with the Securities and Exchange Commission on May 4, 1998, relating to the consolidated balance sheets of The Netplex Group, Inc. and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1997, which report appears in the December 31, 1997, annual report on Form 10-KSB of the Netplex Group, Inc. and to the reference to our firm under the heading "Experts" in the prospectus.



/s/ KPMG Peat Marwick LLP

McLean, Virginia
May 4, 1998

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